Exhibit 99.1

Third Quarter Report

September 30, 2014

December 2, 2014

Dear Shareholder:

As we complete the third quarter of 2014 and head into the holiday season, we have a great deal for which to be thankful. Our problem assets continue to decline. The capital position of our company is strong and operationally we are experiencing new efficiencies as a result of combining our three bank charters last year.

As a result, we finished third quarter with earnings up 35% when compared to the first nine months of last year. Net income for the nine-month period ended September 30, 2014, was $1.5 million. But more importantly for you as a shareholder, the net income available to common shareholders was $1.1 million or 15 cents per share verses $520 thousand or 7 cents per share for the same period last year, a 110% increase. Net come available to common shareholders takes into consideration the payment of dividends on preferred stock.

Net income for the three-month period ended September 30, 2014, was $399 thousand versus $218 thousand for the same period in 2013, an 83% improvement. Three months ended September 30, 2014, net income available to common shareholders was $250 thousand or $0.03 per share versus $43 thousand for the three months ended September 30, 2013 – nearly a six fold increase.

It is important to note that this improvement in earnings, while reflecting an improvement in our economy, was accomplished with no increase in assets. Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $517.0 million at September 30, 2014, versus $517.3 million at December 31, 2013. At a time when the traditional interest margin business, historically the major contributor to bank earnings, is being compressed, it is necessary that banks develop new non-margin income sources.

Our investment advisory and insurance subsidiaries had their best year ever. Both  Strategic Investment Advisors and the Strategic Investment Group, with their combined contribution to improved earnings, reflect diversification of our earnings base and a critical source of ongoing non-margin income.

A great deal of time and energy has been spent this year by your  Board and Management developing a strategy going forward that will continue to develop new fee income sources that compliment the continued growth and development of your community banking organization. Looking forward, we plan on being around a long time to continue “making a difference” in the communities we serve, while rewarding you, our shareholder, with good returns on your investment. Please partner with us by allowing us to be your financial services provider and remember to refer your family, friends and neighbors to your bank. Working together, we can build and improve our communities by keeping our dollars working locally.

We appreciate your patience during this Great Recession. It now appears we are heading into better times for the communities, families and businesses we serve. As community financial organizations generally reflect the health and well-being of the economic community they serve, we too, look forward to and are thankful for a return to more prosperous times.

It is our pleasure to enclose your Uwharrie Capital Corp 2015 Calendar. This year’s calendar is focused on restoration and renovations in Anson, Cabarrus and Stanly counties. We hope you will enjoy the collection of nostalgic photographs along with a more current look at these historic properties. Best wishes to you and your family during the holiday season and thank you for your continued support.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer